                                                                    EXHIBIT 10.5




THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE "SECURITIES ACT"), OR UNDER ANY STATE SECURITIES LAWS, AND MAY NOT BE SOLD, PLEDGED, OR OTHERWISE TRANSFERRED BY THE HOLDER HEREOF UNLESS SUCH HOLDER FIRST SHALL HAVE FURNISHED INFORMATION REASONABLY SATISFACTORY TO THE COMPANY (WHICH MAY INCLUDE, IN THE COMPANY'S SOLE DISCRETION, AN OPINION OF COUNSEL) THAT SUCH SALE, PLEDGE, OR OTHER TRANSFER WILL NOT VIOLATE THE SECURITIES ACT OR ANY APPLICABLE SECURITIES LAWS OF ANY OTHER JURISDICTION.

                        CAPSTAR BROADCASTING CORPORATION
                            Senior Secured Term Note

$150,000,000.00                                                     May 29, 1998

         FOR VALUE RECEIVED, the undersigned, Capstar Broadcasting Corporation, a Delaware corporation (herein called the "Company"), promises to pay to the order of Chancellor Media Corporation of Los Angeles ("Chancellor"), or its legal successors or assigns, without setoff, counterclaim or deduction, by wire transfer directly into such account as the holder hereof may in writing designate to the Company, in lawful money of the United States of America, on the Maturity Date (as defined below), the principal sum of ONE HUNDRED AND FIFTY MILLION AND NO/100 DOLLARS ($150,000,000.00), or, if different from such amount, the aggregate unpaid principal amount outstanding hereunder, together with accrued interest at the rate or rates of interest and on the dates specified herein.

         1. Defined Terms. Terms used and not otherwise defined herein shall have the meanings given such terms in the Letter Agreement (as defined below). The following terms shall have the following definitions:

                  "Applicable Law" shall mean the law in effect from time to time and applicable to the transactions between the holder hereof and the Company pursuant to this Note which lawfully permits the charging and collection of the highest permissible lawful, nonusurious rate of interest on such transactions, including laws of any State of competent jurisdiction, and to the extent providing for a higher lawful rate of interest, applicable laws of the United States of America.

                  "Business Day" shall mean any day other than a Saturday or Sunday on which national banking institutions are open for the transaction of commercial business in Dallas, Texas.

                  "Capstar Senior Credit Facility" shall mean that certain Credit Agreement dated as of May 29, 1998, among the Company, Capstar Broadcasting Partners, Inc., Capstar Radio Broadcasting Partners, Inc., Bankers Trust Company, as a Co-Arranger and as Administrative Agent, NationsBank, N.A., as a Co-Arranger and as Syndication Agent, Solomon Brothers Holding Company Inc. and Goldman, Sachs Credit Partners L.P., as

         Co-Arrangers and as Documentation Agents, and the financial institutions party thereto, as amended, modified or restated from time to time.

                  "Event of Default" shall mean any of the following events: (a) default in the payment of any principal or any other amount (other than interest) on this Note when the same becomes due and payable (whether on the Maturity Date, any date upon which a voluntary or mandatory prepayment is required hereunder or otherwise); (b) default in the payment of any interest on this Note when the same becomes due and payable and the continuance of such default for a period of five days;
         (c) the Company shall fail to observe or perform any covenant or agreement contained in this Note or in any document securing this Note (other than as provided in the foregoing subparagraphs (a) and (b)), or any representation or warranty made herein shall fail to be true, and such default shall continue unremedied for a period of 30 days after written notice to the Company by the holder hereof; or (d) the Company shall admit in writing its inability to pay its debts when due or shall not be paying its debts generally, or shall make a general assignment for the benefit of creditors, or any case shall be instituted by or against the Company, seeking an order for relief under the bankruptcy laws, or seeking reorganization, arrangement, adjustment or compromise of its debts or under any law related to bankruptcy, insolvency, or reorganization or relief of debtors, or seeking appointment of a receiver, trustee, or other similar official for any substantial part of its property and, in the case of any case instituted against the Company, such case shall not have been dismissed within 60 days after the institution of the same; or the Company shall take any corporate action or authorize any of the actions set forth above in this subparagraph (d).

                  "Exchange Hurdle" shall mean the closing of the purchase by the Company and its Subsidiaries, in accordance with the procedures described in Section 1 of the Letter Agreement, of radio stations (excluding the Jacksonville Exchange and the purchase of the Austin Stations) during the Exchange Period having an aggregate purchase price (in each case determined in accordance with Section 1 of the Letter Agreement) of (a) $100,000,000 by the last Business Day of the first Loan Year, (b) $200,000,000 by the last Business Day of the second Loan Year, and (c) $300,000,000 by the last Business Day of the third Loan Year. The aggregate purchase price for radio stations purchased in any Loan Year shall apply to the minimum amount of purchases to be closed in any subsequent Loan Year.

                  "Fiscal Quarter" shall mean each fiscal quarter of the Company.

                  "Highest Lawful Rate" shall mean the greater of (a) the maximum rate of interest permitted at such time under any federal law applicable to the indebtedness evidenced by this Note, or (b) the "weekly ceiling" in effect at such time as that term is defined in
         Article 5069-1D.003, Title 79, Revised Civil Statutes of Texas, 1925, as amended (said Article hereinafter called the "Act"), and which would be applicable to the indebtedness evidenced by this Note pursuant to the Act.

                  "Letter Agreement" shall mean that certain Letter Agreement dated as of February 20, 1998, between the Company and Chancellor, as amended or modified from time to time.



                                  Page 2 of 13

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                  "Loan Year" shall mean the period (a) commencing on and
         including the date hereof and ending on but excluding the first anniversary of the date hereof, and (b) each one year period thereafter.

                  "Maturity Date" shall mean the earliest of (a) the date which is three years from the date on which the Company terminates the Letter Agreement or any Definitive Agreement pursuant to Section 8(a)(iii)(A) of the Letter Agreement, (b) the date on which the Company terminates the Letter Agreement or any Definitive Agreement pursuant to Section 8(a)(iii)(B) of the Letter Agreement, or (c) the Stated Maturity Date.

                  "Stated Maturity Date" shall mean May 29, 2018.

                  "Subsidiary" shall have the meaning given such term in the Capstar Senior Credit Facility.

         2. Voluntary Prepayments. This Note is subject to optional prepayment, in whole or in part, upon two Business Days prior written notice, in minimum principal amounts of $1,000, together with the Cash Portion (as defined and as calculated below) of all interest then due and owing. In the event any voluntary principal payment hereunder is not accompanied by the Cash Portion of all interest then due and owing, such prepayment shall be applied first to such accrued and unpaid interest and then to principal. Any prepayments made under this Section 2 shall not affect the holder's prepayment rights described in
Section 3 below.

         3. Mandatory Prepayments. The holder hereof, in its sole discretion, shall have the option to to cause the Company to make prepayments with respect to this Note in the following amounts and on the following terms and conditions:

         (a) If the Company elects to acquire an Exchange Station pursuant to an Exchange Station Agreement which is an asset purchase agreement in accordance with Section 1(a)(1) of the Letter Agreement, the holder hereof may require, upon 5 Business Days prior written notice, the Company to prepay this Note in an amount equal to 50% of the cash purchase price payable by Chancellor under an asset purchase agreement for an SFX Station(s) entered into in connection with the Exchange Station Agreement, such prepayment to be made concurrently with the closing of the purchase by Chancellor from the Company of an SFX Station(s) in connection therewith, as provided in Section 1(a)(1) of the Letter Agreement. If, at any time during the Loan Year in which any such closing takes place, the Company elected to defer the payment of interest in accordance with Section 4(b) below, the prepayment amount under this Section 3(a) shall be equal to the sum of (i) 50% of the cash purchase price referred to in this subsection (a) plus (ii) the product of (A) 50% of the cash purchase price referred to in this subsection (a) times (B) a fraction, the numerator of which is the number of days during such Loan Year interest accrued at the Deferral Rate (as hereinafter defined) and the denominator of which is 360. Any additional amounts owing to the holder hereof pursuant to the foregoing sentence shall be paid within 10 Business Days following the end of the applicable Loan Year.




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         (b)      If the Company causes Chancellor to acquire an Exchange
         Station pursuant to an Exchange Station Agreement which is a stock purchase agreement in accordance with Section 1(a)(2) of the Letter Agreement, the holder hereof may require, upon 5 Business Days prior written notice, the Company to prepay this Note in an amount equal to 50% of the cash purchase price payable under such Exchange Station Agreement (after adjustments for working capital as provided for in the Letter Agreement and in the applicable Asset Exchange Agreement, if any), such prepayment to be made concurrently with the closing of the purchase by Chancellor of stock under such Exchange Station Agreement, as provided in Sections 1(a)(2) and (3) of the Letter Agreement. If, at any time during the Loan Year in which any such closing takes place, the Company elected to defer the payment of interest in accordance with
         Section 4(b) below, the prepayment amount under this Section 3(b) shall be equal to the sum of (i) 50% of the cash purchase price referred to in this subsection (b) plus (ii) the product of (A) 50% of the cash purchase price referred to in this subsection (b) times (B) a fraction, the numerator of which is the number of days during such Loan Year interest accrued at the Deferral Rate and the denominator of which is
         360. Any additional amounts owing to the holder hereof pursuant to the foregoing sentence shall be paid within 10 Business Days following the end of the applicable Loan Year.

         (c) Provided that the Company shall have received written notice from the holder hereof at least 30 days prior to closing of the purchase by Chancellor of the final SFX Station pursuant to an Asset Purchase Agreement or an Asset Exchange Agreement that the holder hereof intends to cause the Company to prepay the outstanding principal balance hereof on the closing of such purchase, the Company shall prepay the entire outstanding principal balance hereof together with all accrued and unpaid interest concurrently with the closing of such purchase.

         (d) If Chancellor elects to purchase all of the remaining SFX Station(s) pursuant to Section 1(i) of the Letter Agreement and provided that the Company shall have received written notice from the holder hereof at the time of such election that the holder hereof intends to cause the Company to prepay the outstanding principal balance hereof concurrently with the closing of such purchase, the Company shall prepay the entire outstanding principal balance hereof together with all accrued and unpaid interest concurrently with the closing of such purchase.

         (e) If the Company or any of its Subsidiaries purchases any radio stations during the Exchange Period and does not comply with the procedures set forth in Section 1 of the Letter Agreement, the holder hereof may, upon 10 Business Days prior written notice, require the Company to prepay this Note in an amount equal to 100% of the cash purchase price paid by the Company or any of its Subsidiaries for any such radio station, such prepayment to be made concurrently with the closing of the purchase of such radio station. The Company shall provide 30 days prior written notice to the holder hereof of the Company's intention to purchase radio stations during the Exchange Period that do not comply with the procedures set forth in Section 1 of the Letter Agreement (such notice to be 30 days prior to the closing of any such acquisition). This Section 3(e) shall not apply to (i) purchases by the Company and its Subsidiaries pursuant to binding agreements pending as of March 13, 1998, a



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         complete list of which, including the call signs of radio stations to be purchased thereunder, is attached hereto as Exhibit A, (ii) the investment of proceeds received from the sale of radio stations WFAS-FM, WZZN-FM, WRKI-FM, WAXB-FM, WPUT-AM, WTAE-AM, WJDX-FM and the SFX Long Island Stations, (iii) the investment of proceeds received by the Company and its Subsidiaries from the sale of radio stations that are closed prior to March 13, 1998, (iv) the investment of proceeds received by the Company and its Subsidiaries from the sale of radio stations that are closed on or after March 13, 1998, where such radio station sales are made pursuant to binding agreements pending as of such date, a complete list of which, including the call signs of radio stations to be sold thereunder, is attached hereto as Exhibit A, (v) the investment of proceeds received by the Company and its Subsidiaries from the sale of radio stations that are closed between March 13, 1998, and the date that the Capstar-SFX Merger is consummated, in SBI Holding Corporation or its Subsidiaries, (vi) other purchases of radio stations during the Exchange Period having a maximum aggregate purchase price of $20,000,000 (it being understood that the Company shall provide prompt written notice to the holder hereof of consummation of all such acquisitions, indicating the purchase price paid by the Company or its Subsidiaries for such radio stations), and (vii) purchases of radio stations by SFX and its Subsidiaries from the Company and its Subsidiaries or by the Company and its Subsidiaries from SFX and its Subsidiaries.

         (f) If the Loan Decrease Conditions are satisfied, the Company shall, without requirement of any notice from the holder hereof, use any and all net proceeds resulting from the exercise of the overallotment option granted by the Company to the underwriters for the Company's initial public offering to prepay this Note so that, immediately following such prepayment, no more than $150,000,000 in principal amount of this Note remains outstanding (it being understood that if such net proceeds are not adequate to prepay this Note so that no more than $150,000,000 in principal amount of this Note remains outstanding, the Company shall use all net proceeds to prepay this
         Note). Any additional amounts that may be owing to the holder hereof pursuant to the foregoing sentence shall be paid simultaneously upon the Company's receipt of any such net proceeds.

Any prepayments made under this Section 3 shall be applied first to accrued and unpaid interest and then to unpaid principal.

         4. Interest. Interest on this Note shall be calculated on the basis of a 360-day year consisting of twelve 30-day months. Interest on this Note shall accrue on the outstanding principal balance hereof from time to time at the following per annum rates and shall be payable as follows:

         (a) Subject to subsections (b) and (c) below, interest on this Note shall accrue at a rate per annum of twelve percent (12%)(the "Contract Rate") and shall be payable on the last Business Day of each Fiscal Quarter (each, an "Interest Payment Date"). Such payment shall be made at the Company's option, (i) entirely in cash, or (ii) 5/6 in cash (the "Cash Portion") and 1/6 in the form of principal automatically added to the outstanding principal balance hereof (the "Capitalized Portion"). The Company shall provide the holder hereof 10 Business Days prior written notice of its intent to make any interest payment in the manner



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         provided in clause (ii) above. The Capitalized Portion shall accrue interest at the rate otherwise applicable to the outstanding principal balance of this Note.

         (b) The Company shall have the option, on each Interest Payment Date, to defer payment of the Cash Portion in which event interest on the outstanding principal balance of this Note shall accrue at a rate per annum of fourteen percent (14%)(the "Deferral Rate") for the period commencing on the first day of the Fiscal Quarter in which such Interest Payment Date occurred through and including the day on which the Cash Portion of the deferred payment is paid in full in cash; provided, that in the event of such deferral, as of the Interest Payment Date on which such deferral occurred and on each Interest Payment Date thereafter until the earlier to occur of the date that the Cash Portion (as increased hereby) shall be paid in full and the date that the Company is required to prepay all amounts, the Cash Portion shall be increased to 6/7 of the interest then due and owing and the Capitalized Portion shall be increased to 1/7 of the interest then due and owing.

         (c) If the Company does not achieve the applicable Exchange Hurdle during any Loan Year, the interest rates applicable to the outstanding principal balance hereof during such Loan Year shall be increased retroactively by a rate per annum of two percent (2%). If the Company does not achieve the applicable Exchange Hurdle during any Loan Year and, as a result, the per annum interest rate applicable to this Note during any period ending on an Interest Payment Date during such Loan Year was (i) 14%, the Cash Portion and the Capitalized Portion shall be retroactively adjusted as of each such Interest Payment Date to equal 6/7 and 1/7, respectively, or (ii) 16%, the Cash Portion and the Capitalized Portion shall be retroactively adjusted as of each such Interest Payment Date to equal 7/8 and 1/8, respectively. Within 30 days following the end of each such Loan Year, the Company shall pay to the holder hereof an amount necessary to cause the aggregate Cash Portion paid during such Loan Year to equal the aggregate Cash Portion that would have been payable during such Loan Year if the adjustments provided for pursuant to the foregoing sentence were in effect during such Loan Year.

Notwithstanding anything herein to the contrary, (i) all accrued and unpaid interest shall be payable in full in immediately available funds on the Maturity Date, and (ii) in no event shall the rate of interest applicable to this Note exceed the Highest Lawful Rate.

         5. Covenants. So long as any principal or interest shall remain due and owing hereunder:

         (a) The Company shall not, and shall not permit any of its Subsidiaries to create, incur, assume, acquire, guarantee or otherwise become liable for any Indebtedness (as defined in the Capstar Senior Credit Facility) after the date hereof if, on the date of, and after giving effect to, the creation, incurrence, assumption, guarantee or other acquisition of such additional Indebtedness, the Leverage Ratio (as defined in the Capstar Senior Credit Facility), calculated on a Pro Forma Basis (as defined in the Capstar Senior Credit Facility), would exceed 9.0 to 1. For purposes of calculating the Leverage Ratio hereunder, (i) during the calendar year 1998, there shall be included in Consolidated EBITDA (as defined in the



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         Capstar Senior Credit Facility) the greater of (x) the amount of net revenues actually received by the Company and its Subsidiaries from the AMFM Radio Network and (y) $10,000,000 regardless if such amount is actually received as net revenues from the AMFM Radio Network, (ii) there shall be excluded from Consolidated Indebtedness (as defined in the Capstar Senior Credit Facility) $50,000,000 of borrowings by the Company and its Subsidiaries under working capital lines of credit, and
         (iii) there shall be included in Consolidated Indebtedness the aggregate liquidation preference of all outstanding preferred stock of the Company and its Subsidiaries as of any date of determination. The parties hereto acknowledge and agree that the test set forth in this
         Section 5(a) is an incurrence test and not a maintenance test and that no Event of Default will occur hereunder as a result of the Company's failure to maintain a Leverage Ratio of 9.0 to 1.

         (b) The Company will not, directly or indirectly, (i) authorize, declare or pay any dividend or make any distribution on shares of the Company's capital stock, (ii) purchase, redeem or otherwise acquire or retire for value any capital stock of the Company or any warrants, rights or options to acquire shares of any class of such capital stock, or (iii) make any principal payment on, purchase, defease, redeem, prepay, decrease or otherwise acquire or retire for value, prior to any scheduled final maturity, scheduled repayment or scheduled sinking fund payment, any indebtedness of the Company that is subordinate to or junior in right of payment to this Note (each, a "Restricted Payment"); provided, that so long as no Event of Default exists or would be caused by such Restricted Payment, the Company may make Restricted Payments in an aggregate amount not to exceed $10,000,000.

         (c) Prior to the initial borrowing by the Company under this Note, the Company will furnish to Chancellor a certificate of the president, chief financial officer or vice president of finance of the Company, in form and substance reasonably satisfactory to Chancellor, certifying, as of the date of the initial borrowing by the Company under this Note, the arithmetical calculation required to establish compliance with the requirements of Section 5(a) of this Note at such time and after giving effect to such borrowing.

         (d) Within 45 days after the last day of each Fiscal Quarter, the Company will furnish to the holder of this Note a certificate of the president, chief financial officer or vice president of finance of the Company, in form and substance reasonably satisfactory to the holder of this Note:

                  (i) setting forth, as at the time the Company created, incurred, assumed, guaranteed or became liable for any Indebtedness during such Fiscal Quarter, the arithmetical calculation required to establish compliance with the requirements of Section 5(a) of this Note at such time;

                  (ii) setting forth a list of any Restricted Payments made during such Fiscal Quarter and specifying the amount of such Restricted Payments; and

                  (iii) stating that, to the best of his or her knowledge, no Event of Default has occurred as at the end of such Fiscal Quarter or, if an Event of Default has occurred,



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         disclosing such Event of Default and its nature, when it occurred, whether it is continuing and the steps being taken by the Company with respect to such Event of Default.

         (e) In the event that the Loan Decrease Conditions are not satisfied, the Company agrees that it will not, and the Company shall cause its Subsidiaries not to, enter into or consummate any acquisitions of radio station assets or stock of entities owning radio station assets (other than transactions pending as of May 4, 1998 and transactions pursuant to Exchange Station Agreements) until such time as the Company has made prepayments with respect to this Note so that, following such prepayments, no more than $150,000,000 in principal amount of this Note remains outstanding.

         6. Representations and Warranties. The Company hereby represents and warrants to Chancellor that, as of the date hereof:

         (a) The Company has the corporate power and has taken all necessary corporate action to authorize it to borrow hereunder, to execute, deliver and perform the obligations under this Note, and to execute, deliver and perform the obligations under the Stock Pledge Agreement delivered concurrently herewith (the "Pledge Agreement"). This Note and the Pledge Agreement have been duly executed and delivered by the Company, and this Note and the Pledge Agreement are legal, valid and binding obligations of the Company, enforceable in accordance with their terms, subject to bankruptcy, insolvency and other similar laws affecting the enforcement of creditors' rights generally.

         (b) No provision contained in the Company's material debt instruments expressly prohibits interest payments on the Note (it being understood that financial covenants contained in such instruments may prevent, directly or indirectly, such interest payments after the date hereof).

         (c) No provision contained in the Company's material debt instruments expressly prohibits the satisfaction of the Company's prepayment obligations under the Note (it being understood that financial covenants contained in such instruments may prevent, directly or indirectly, the satisfaction of such prepayment obligations after the date hereof).

         7. Remedies. If an Event of Default occurs and is continuing, then, the holder of this Note may declare the principal of and interest accrued on this Note to be immediately due and payable, by notice in writing to the Company, and upon and such declaration, such principal and accrued interest shall become immediately due and payable; provided, that if an Event of Default specified in clause (d) of the definition thereof shall occur, the principal of and accrued interest on this Note shall immediately become due and payable without requirement of notice. Notwithstanding the foregoing, the Company hereby acknowledges and agrees that in collecting this Note, the holder hereof shall have all rights, remedies and recourses (a) granted in this Note and any and all documents evidencing, securing, guaranteeing or pertaining to this Note, and (b) available at law or in equity, and all such rights, remedies and recourses (i) shall be cumulative and concurrent, (ii) may be pursued separately, successfully or concurrently against the Company and/or any other persons obligated for this Note or any part thereof, or against any one or more of them, all



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at the sole and absolute discretion of the holder hereof, (iii) may be exercised as often as occasion therefor shall arise, it being agreed by the undersigned that the exercise of or failure to exercise any of same shall in no event be construed as a waiver or release thereof or of any other right, remedy or recourse, and (iv) are intended to be, and shall be, nonexclusive. The holder hereof shall give 5 Business Days prior written notice to the administrative agent under the Capstar Senior Credit Facility of the holder's intent to accelerate the principal and accrued interest hereunder as a result of an Event of Default.

         8.       Certain Expenses. If any Event of Default occurs, and if this
Note is placed in the hands of an attorney for collection or enforcement, or if suit is filed hereon, or if proceedings are had in bankruptcy, receivership, reorganization or other legal or judicial proceedings for the collection hereof, the Company agrees to pay, in addition to the principal and interest due and payable hereon, all costs of collecting this Note, including without limitation reasonable attorneys' fees and expenses (whether or not legal proceedings are instituted), incurred by the holder hereof.

         9. Waiver. The Company and all sureties, endorsers and guarantors of this Note waive demand, presentment for payment, notice of non-payment, protest, notice of protest, notice of intent to accelerate, notice of acceleration, and all other notice, filing of suit and diligence in collecting this Note or enforcing any of the security herefor, and agree to any substitution, exchange or release of any of such security or the release of any party primarily or secondarily liable hereon and further agree that it will not be necessary for any holder hereof, in order to enforce payment by the Company of this Note, to first institute suit or exhaust its remedies against any others liable herefor, or to enforce its rights against any security herefor, and consent to any extensions or postponements of time of payment of this Note or any other indulgences with respect hereto, without notice thereof to the Company.

         10. Liability. The Company agrees that the liability of the Company shall not be in any manner affected by any forbearance, partial action or delay on the part of the holder hereof in regard to the exercise of any right, power or remedy under this Note.

         11. Usury. It is the intent of the holder hereof and the Company in the execution and performance of this Note to remain in strict compliance with Applicable Law from time to time in effect. In furtherance thereof, the holder hereof and the Company stipulate and agree that none of the terms and provisions contained in this Note or any document securing or otherwise relating to this Note shall be construed to create a contract to pay for the use, forbearance or detention of money with interest at a rate or in an amount in excess of the maximum rate or amount of interest permitted to be charged under Applicable Law. For purposes of this Note, "interest" shall include the aggregate of all charges which constitute interest under Applicable Law that are contracted for, taken, charged, reserved, received or paid under this Note. The Company shall not be required to pay unearned interest and shall not be required to pay interest at a rate or in an amount in excess of the maximum rate or amount of interest that may be lawfully charged under Applicable Law, and the provisions of this paragraph shall control over all other provisions of this Note, and of any other instrument pertaining to or securing this Note, which may be in actual or apparent conflict herewith. If this Note is prepaid, or if the maturity of this Note is accelerated for any reason, or if under any other contingency the effective rate or amount of interest which would otherwise be payable under



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



this Note would exceed the maximum rate or amount of interest any holder of this
Note is allowed by Applicable Law to change, contract for, reserve or receive, or in the event any holder of this Note shall charge, contract for, take, reserve or receive monies that are deemed to constitute interest which would, in the absence of this provision, increase the effective rate or amount of interest payable under this Note to a rate or amount in excess of that permitted to be charged, contracted for, taken, reserved or received under Applicable Law then in effect, then the amount of interest which would otherwise be payable under this Note shall be reduced to the amount allowed under Applicable Law as now or hereinafter construed by the courts having jurisdiction, and all such monies so charged, contracted for, taken, reserved or received that are deemed to constitute interest in excess of the maximum rate or amount of interest permitted by Applicable Law shall immediately be returned to or credited to the account of the Company upon such determination. The holder hereof and the Company further stipulate and agree that, without limitation of the foregoing, all calculations of the rate or amount of interest contracted for, charged, taken, reserved or received under this Note which are made for the purpose of determining whether such rate or amount exceeds the maximum rate, shall be made, to the extent not prohibited by Applicable Law, by amortizing, prorating, allocating and spreading during the period of the full stated term of this Note, all interest at any time contracted for, charged, taken, reserved or received from the Company or otherwise by any holder of this Note.

         12. Collateral. This Note is secured by a first priority, perfected security interest in 100% of the common stock of Capstar Broadcasting Partners, Inc. owned by the Company.

         13. Notices. All notices, requests, demands and other communications hereunder shall be in writing and, unless otherwise specified, shall be personally delivered, or shall be sent by overnight delivery, or shall be sent by telecopy or other similar electronic device (with a copy sent by certified or registered mail, return receipt requested, postage prepaid), and shall be addressed as follows:

                  (a)      If to the Company at:

                           Capstar Broadcasting Corporation
                           600 Congress Avenue, Suite 1400
                           Dallas, Texas  78705
                           Attention:  William S. Banowsky, Jr.
                           Facsimile No.:  (512) 404-6850

                           With a copy to:

                           Vinson & Elkins L.L.P.
                           3700 Trammell Crow Center
                           2001 Ross Avenue
                           Dallas, Texas  75201-2975
                           Attention:  Mr. Michael Wortley
                           Facsimile No.:  (214) 999-7732

                  (b)      If to the holder hereof:

                           Chancellor Media Corporation of Los Angeles
                           433 East Las Colinas Blvd., Suite 1130
                           Irving, Texas  75039
                           Attention:  Mr. Jeffrey A. Marcus
                                       Mr. Matthew E. Devine
                           Facsimile No.: (972) 869-3671

                           With a copy to:

                           Latham & Watkins
                           1001 Pennsylvania Ave., N.W.
                           Suite 1300
                           Washington, D.C. 20004
                           Attention:  Eric L. Bernthal
                           Facsimile No.: (202) 637-2201

All notices and other communications shall be deemed to have been given either at the time of actual delivery thereof to any officer or employee of the person (or to such person if an individual) entitled to receive such notice at the address of that person for purposes of this Section 12 or, if sent by telecopy or other similar electronic devices, upon confirmation of receipt of such transmission. Any person may change its address for notice by sending notice of the new address to the other party hereto at least two (2) Business Days prior to the effective date of the change of address.

         14. Amendments. This Note may not be changed orally, but only by an agreement in writing signed by each party hereto.

         15. Governing Law. This Note shall be construed in accordance with and governed by the laws of the State of Texas, without giving effect to any conflicts of law rules thereunder.

         16. Arbitration. The parties agree that any dispute arising out of or relating to this Note or the Pledge Agreement (with respect to the Pledge Agreement, only to the extent any such dispute is between the Company and the holder hereof and such dispute does not affect the rights of any other secured party under the Pledge Agreement) or the breach, termination, validity hereof or thereof shall be finally settled by arbitration conducted expeditiously in accordance with the Center for Public Resources Rules for Nonadministered Arbitration of Business Disputes. The Center for Public Resources shall appoint a neutral advisor from its National CPR Panel. The arbitration advisor shall be governed by the United States Arbitration Act 9 U.S.C. ss.ss. 1-16, and judgment upon the award rendered by the arbitrators may be entered by any court having jurisdiction thereof. The place of arbitration shall be Dallas, Texas. Notwithstanding anything to the contrary contained herein, the provisions of this Section 16 shall not apply with regard to any equitable remedies to which any party may be entitled under this Note or the Pledge Agreement.

         17. Jurisdiction for Venue. Each of the Company and the holder hereof irrevocably agrees that in the event of any dispute involving this Note or any other documents executed in connection herewith, venue for such dispute shall lie in any court of competent jurisdiction in Dallas County, Texas.

         18. Assignment. This Note and all the covenants, promises and agreements contained herein shall be binding upon and inure to the benefit of the respective successors, legal representatives and assigns of the holder hereof and the Company; provided, that except in connection with a merger, consolidation or sale of all or substantially all of the assets of the Company, this Note may not be sold, assigned or otherwise transferred by the Company without the prior written consent of the holder hereof.

                  [remainder of page intentionally left blank]

         THIS NOTE REPRESENTS THE FINAL AGREEMENT REGARDING THE SUBJECT MATTER HEREOF BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES REGARDING THE SUBJECT MATTER HEREOF. AS OF THE DATE HEREOF, THERE ARE NO UNWRITTEN ORAL AGREEMENTS REGARDING THE SUBJECT MATTER HEREOF BETWEEN THE PARTIES.

                                        CAPSTAR BROADCASTING CORPORATION


                                        By:
                                           -------------------------------------
                                        Name:
                                             -----------------------------------
                                        Title:
                                              ----------------------------------

                                    EXHIBIT A


                 Acquisition and Sale Agreements of the Company
                          pending as of March 13, 1998


1.       Pending Acquisitions

Purchase Option Agreement dated March 5, 1997, between GulfStar Communications, Inc. and Noalmark Broadcasting Corp. Stations: KKTX-FM and KKTX-AM.

Asset Purchase Agreement dated August 26, 1997, as amended, between KRNA, Inc. and Capstar Acquisition Company, Inc. Station: KRNA-FM

Letter Agreement dated December 19, 1997, between University of Alaska and Capstar Acquisition Company, Inc. Station: KUAB-FM.

Asset Purchase Agreement dated January 26, 1998, between Champion Broadcasting Corporation, Champion of Alexandria, Inc., Champion of Amarillo, Inc., Champion of Midland-Odessa, Inc., Champion Licensing Subsidiary, Inc. and Capstar Acquisition Company, Inc. Stations: KMRK-FM, KCHX-FM, KCDQ-FM, KKST-FM, KRRV-FM, KDBS-FM, KZMZ-FM, KBUY-FM, KIXZ-AM, KMML-FM and KNSY-FM.

Asset Purchase Agreement dated February 3, 1998, by and between Sunburst Media, LP and SunGroup, Inc., RadioSunGroup of Texas, Inc., SunGroup Broadcasting of New Mexico, Inc., SunGroup Broadcasting of Louisiana, Inc., RadioSunGroup of Bryan/College Station, Inc., Big Bass Classicx, Inc., Air Signs, Inc., Arklatex, Inc., Alpha-Web, Inc., Sun Management, Inc., Abilene Broadcasting, Inc. Station:
KMJJ-FM.

Asset Purchase Agreement dated as of March 6, 1998, by and between Capstar Acquisition Company, Inc. and American Radio Systems Corporation. Stations:
WQSO-FM, WZNN-AM, WERZ-FM and WMYF-AM.

2.      Pending Sales

Letter Agreement dated January 16, 1998, among Benchmark Radio Acquisition Fund IV Limited Partnership, WOSC License Limited Partnership, WWF6 License Limited Partnership, Cumulus Broadcasting, Inc. and Cumulus Licensing Corp. Stations:
WOSC-FM and WWFG-FM.





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